Exhibit (h)(4)(a)

LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re: Yield Calculation Services Agreement

Pursuant to Section 10 of the Amended and Restated Yield Calculation Services Agreement of Russell Investment Funds (“RIF”), dated February 6, 2007, RIF advises you that it is creating five new funds to be named the Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “New Funds”). RIF desires for State Street Bank and Trust Company to compute the performance results for each New Fund pursuant to the terms and conditions of the Amended and Restated Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Amended and Restated Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Amended and Restated Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2007

STATE STREET BANK AND TRUST COMPANY

By:
Its: